September 25, 2023 Helen of Troy Nevada Corporation 1 Helen of Troy Plaza El Paso, Texas 79912 Attn: Board of Directors SEVERANCE AGREEMENT 1. Employment Relationship. Brian Grass (" ·mployee") is currently employed by Helen of Troy Nevada Corporation, a Nevada corporation (the "Company") as Chief Financial Officer. Employee and the Company acknowledge that either party may terminate Employee's employment relationship with the Company and any of its affiliates at any time and for any or no reason, provided that each party complies with the terms of this Agreement. Capitalized terms used but not otherwise defined in this Agreement are defined in Section 5 below. 2. Release of Claims. In consideration for and as a condition precedent to receiving the severance benefits outlined in this Agreement, Employee agrees to execute a Release of Claims in the form attached as Exhibit A ("Release of !aims"). Employee promises to execute and deliver the Release of Claims to the Company within 21 days (or, if required by applicable law, 45 days) from the last day of Employee's active employment. Employee shall forfeit the severance benefits outlined in this Agreement in the event that Employee fails to execute and deliver the Release of Claims to the Company in accordance with the timing and other provisions of the preceding sentence or revokes such Release of Claims prior to the " ffecti ve Date" ( as such term is defined in the Release of Claims) of the Release of Claims. 3. Additional Compensation Upon Certain Termination Events. 3.1 Termination of Employee's Employment (Not in Connection with a Change of Control or Retirement Termination of Employment). In the event of a Termination of Employee's Employment and contingent upon the Employee's execution of the Release of Claims without revocation within the time period described in Section 2 above and in compliance with Section 8 and Section 9 of this Agreement, Employee shall be entitled to the following benefits: (a) an amount equal to (i) twelve (12) months of Employee's annual base pay at the rate in effect immediately prior to the date of Termination of Employee's Employment plus (ii) 100% of the target annual incentive for the performance period during which Employee's employment was terminated, which incentive payment would have been awarded to Employee under the Helen of Troy Limited 2011 Annual Incentive Plan and any successor annual incentive plan or arrangement in which executive officers and employees of Helen of Troy Limited, a Bermuda company ("Helen of Troy"), and its subsidiaries are eligible to participate (as amended, restated or modified from time to time, the "Annual I ocentive Plan"); (b) an amount equal to the pro rata portion (as defined below) of the annual incentive payable under the Annual Incentive Plan for the performance period during which Employee's employment was terminated had Employee's employment not been terminated, based upon the actual performance of Helen of Troy at the end of such performance period and payable at the same time that such payment would be made during Employee's regular employment with the Company. For purposes of this Section 3.l(b), the term "pro rata portion" shall mean a percentage, when expressed as a fraction, the numerator of which Exhibit 10.1

IN WITNESS WHEREOF, this Agreement has been executed on the date and year first written above. The obligations of Helen of Troy Nevada Corporation to Employee hereunder are hereby guaranteed by Helen of Troy Limited, a Bermuda company. HELEN OF TROY NEVADA CORPORATION By: /s/ Noel M. Geoffroy Name: Noel M. Geoffroy Title: Chief Operating Officer EMPLOYEE: /s/ Brian Grass Brian Grass HELEN OF TROY LIMITED, a Bermuda company By: /s/ Tessa Judge Name: Tessa Judge Title: CLO